REMARKETING AGREEMENT dated as of February 27, 1998 (the "Remarketing Agreement") between TriNet Corporate Realty Trust, Inc., a Maryland corporation (the "Company"), and J.P. Morgan Securities Inc. ("JPMSI" and, in its capacity as the remarketing dealer hereunder, the "Remarketing Dealer").

     WHEREAS, the Company has issued $125,000,000 aggregate principal amount of its 6.75% Dealer remarketable securitiesSM ("Drs.SM") pursuant to an Indenture dated as of February 27, 1998 (the "Base Indenture"), and a supplemental indenture dated the same date (the "Supplemental Indenture" and, together with the Base Indenture, the "Indenture"), in each case between the Company and Harris Trust and Savings Bank, as trustee (the "Trustee"); and

     WHEREAS, the Drs. are being sold initially pursuant to an Underwriting Agreement dated as of February 24, 1998 (the "Underwriting Agreement") between the Company and JPMSI and Goldman, Sachs & Co., as Underwriters; and

     WHEREAS, the Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement (No. 333-42717) under the Securities Act of 1933, as amended (the "Securities Act"), in connection with the offering of debt securities, including the Drs., which registration statement was declared effective by order of the Commission, and has filed such amendments thereto and such amended or supplemented prospectuses as may have been required to the date hereof, and will file such additional amendments and supplements thereto and such additional amended or supplemented prospectuses as may hereafter be required (such registration statement, including any amendments and supplements thereto, and all documents incorporated therein by reference, as from time to time amended or supplemented pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), the Securities Act, or otherwise, are referred to herein as the "Registration Statement"); all preliminary and final prospectuses relating to such Registration Statement used in connection with the offering of Drs., including the documents incor-

----------

SM "Dealer remarketable securities(SM)" and "Drs.(SM)" are service marks of J.P. Morgan Securities Inc.

porated by reference therein, are referred to herein collectively as the "Prospectus"; provided that, if any new or revised prospectus shall be provided to the Remarketing Dealer by the Company for use in connection with the remarketing of the Drs. which differs from the Prospectus filed with the Commission at the time of the initial issuance of the Drs. (whether or not such revised prospectus is required to be filed by the Company pursuant to Rule 424(b) under the Securities Act), the terms "Prospectus" shall refer to such new or revised prospectus from and after the time it is first provided to the Remarketing Dealer for such use, and "Registration Statement" shall refer to the Registration Statement as deemed amended by the prospectus so provided or any new registration statement of which such prospectus is a part; and

     WHEREAS, JPMSI is prepared to act as the Remarketing Dealer with respect to the remarketing of the Drs. on March 1, 2003 (the "Remarketing Date") pursuant to the terms of, but subject to the conditions set forth in, this Agreement;

     NOW, THEREFORE, for and in consideration of the covenants herein made, and subject to the conditions herein set forth, the parties hereto agree as follows:

     SECTION 1. Definitions. Capitalized terms used and not defined in this Agreement shall have the meanings assigned to them in the Indenture and the form of the Drs.

     SECTION 2. Representations and Warranties. (a) The Company represents and warrants to the Remarketing Dealer as of the date hereof, the Notification Date (as defined below), the Determination Date (as defined below) and the Remarketing Date (each of the foregoing dates being hereinafter referred to as a "Representation Date"), as follows:

          (i) It has filed all reports and any definitive proxy or information statements required to be filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act (collectively, the "Exchange Act Documents").

          (ii) The applicable Remarketing Materials (as defined below) will not, as of their date or the Remarketing Date, include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

          (iii) The representations and warranties contained in the Underwriting Agreement are true and correct with the same force and effect as though expressly made at and as of each Representation Date; except that for purposes of this Agreement, representations and warranties in the Underwriting Agreement relating to the Registration Statement and the Prospectus (as defined therein) shall be made with respect to such documents as deemed modified by the Exchange Act Documents, as well as any new or revised registration statement and new or revised prospectus required by subsection 3(f) herein, and the date as of which such representations and warranties are made shall include each Representation Date.

          (iv) Since the respective dates as of which information is given in the Remarketing Materials or the Exchange Act Documents, there has not been any material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, business, prospects, management, financial position, stockholders' equity or results of operations of the Company and its subsidiaries taken as a whole, otherwise than as set forth or contemplated in the Remarketing Materials or the Exchange Act Documents.

          (v) This Agreement has been duly authorized, executed and delivered by the Company.

          (vi) The issue and sale of the Drs. and the performance by the Company of all of its obligations under the Drs., the Indenture and this Agreement and the consummation of the transactions herein and therein contemplated will not conflict with or result in a breach of any of the terms or provisions of, or constitute a default under, any indenture, mortgage, deed of trust, loan agreement or other agreement or instrument to which the Company or any of its subsidiaries is a party or by which the Company or any of its subsidiaries is bound or to which any of the property or assets of the Company or any of its subsidiaries is subject, except for such conflicts, breaches or defaults which individually or in the aggregate would not have a Material Adverse Effect (as defined in the Underwriting Agreement) nor will any such action result in any violation of the provisions of the Articles of Incorporation or the By-Laws of the Company or any applicable law or statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over the Company, its subsidiaries or any of their respective properties. No consent, approval, authorization, order, registration or qualification of or with any such court or governmental agency or body is required for the issue and sale of the Drs. or the consummation by the Company of the transactions contemplated by this Agreement or the Indenture, except such as have already been obtained.

     (b) Additional Certifications. Any certificate signed by any director or officer of the Company and delivered to the Remarketing Dealer or to counsel for the Remarketing Dealer in connection with the remarketing of the Drs. shall be deemed a representation and warranty by the Company to the Remarketing Dealer as to the matters covered thereby.

     SECTION 3. Covenants of the Company. The Company covenants with the Remarketing Dealer as follows:

     (a) The Company will provide prompt notice by telephone, confirmed in writing (which may include facsimile or other electronic transmission), to the Remarketing Dealer whenever

          (i) at any time, (x) any event set forth in clause (i) or (ii) of subsection 8(c) occurs, (y) any amendment of any kind shall have been made to the Indenture (including the Drs.) or (z) the Company shall exercise its option to redeem the Drs. in accordance with the terms thereof; and

          (ii) on or after the Notification Date, any event set forth in clauses
     (i) or (ii) of subsection 8(d) occurs.

     (b) The Company will furnish to the Remarketing Dealer upon request:

          (i) each Registration Statement and the Prospectus relating to the Drs. (including in each case any amendment or supplement thereto and each document incorporated therein by reference), other than Exchange Act Documents publicly available on the Commission's internet website, and

          (ii) in connection with the remarketing of Drs. such other publicly available written information as the Remarketing Dealer may reasonably request from time to time, other than Exchange Act Documents publicly available on the Commission's internet website.

The Company agrees to provide the Remarketing Dealer with as many copies of the foregoing written materials and other Company-approved information as the Remarketing Dealer may reasonably request for use in connection with the remarketing of Drs. and consents to the use thereof for such purpose.

     (c) If, at any time within three months of the Remarketing Date, any event or condition known to the Company relating to or affecting the Company, any subsidiary thereof or the Drs. shall occur which could reasonably be expected to cause any of the materials or information referred to in subsection (b) above, any Exchange Act Documents or any document incorporated therein by reference (collectively, the "Remarketing Materials") to contain an untrue statement of a material fact or omit to state a material fact, the Company shall promptly notify the Remarketing Dealer in writing of the circumstances and details of such event or condition.

     (d) So long as the Drs. are outstanding, the Company will file all documents required to be filed with the Commission pursuant to the Exchange Act within the time periods required by the Exchange Act and the rules and regulations thereunder.

     (e) The Company will comply with the Securities Act, the Exchange Act, the Trust Indenture Act and the rules and regulations of the Commission thereunder so as to permit the completion of the remarketing of the Drs. as contemplated in
(i) this Agreement, (ii) the Prospectus first used to confirm sales of the Drs. when the Drs. were originally issued, and (iii) the prospectus, if any, used in connection with the remarketing.

     (f) If a new or amended Registration Statement in respect of the Drs. is, in the opinion of counsel for the Remarketing Dealer or for the Company, necessary to sell Drs. on an unrestricted basis on the Remarketing Date, then the Company, at its expense, will, on or before the Remarketing Date:

          (i) prepare and file with the Commission such amended or new Registration Statement (including a Prospectus) covering such sale of Drs. by the Remarketing Dealer, and cause such Registration Statement to become effective;

          (ii) furnish to the Remarketing Dealer such number of copies of such Prospectus as the Remarketing Dealer may reasonably request;

          (iii) furnish to the Remarketing Dealer an officers' certificate, an opinion, including a statement as to the absence of material misstatements in or omissions from such Registration Statement and Prospectus, of Cahill Gordon & Reindel or such other counsel to the Company reasonably satisfactory to the Remarketing Dealer and a "comfort letter" from the Company's independent accountants, in each case dated as of the Remarketing Date and in form and substance satisfactory to the Remarketing Dealer, of the same tenor as the officers' certificate, opinion and comfort letter, respectively, delivered to satisfy the closing conditions of the Underwriting Agreement, but modified to relate to such new or amended Registration Statement and Prospectus; and

          (iv) provide to the Remarketing Dealer and any other securities dealer participating in the remarketing of the Drs. the opportunity to conduct an underwriters' due diligence investigation of the Company in a scope customarily provided in connection with a public offering of the Company's debt securities.

     Furthermore, if at any time when, in the opinion of counsel for the Remarketing Dealer, a prospectus is required by the Securities Act to be delivered in connection with remarketing of the Drs., any event shall occur or condition shall exist as a result of which it is necessary to amend the Registration Statement or amend or supplement the Prospectus in order that such Prospectus will not include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein not misleading in the light of the circumstances existing at the time it is delivered to a purchaser, or if it is necessary to amend or supplement the Prospectus to comply with law, the Company, at its expense, will promptly furnish to the Remarketing Dealer such amendments or supplements to the Prospectus as may be needed so that the statements in the Prospectus as so amended or supplemented will not, in the light of the circumstances when the Prospectus is delivered to a purchaser, be misleading or so that the Prospectus will comply with law.

     (g) The Company agrees that neither it nor any of its subsidiaries or affiliates shall purchase or otherwise acquire, or enter into any agreement to purchase or otherwise acquire, any of the Drs. prior to the remarketing thereof by the Remarketing Dealer, other than (x) a repurchase of the Drs.

in accordance with subsection 4(g), (y) a redemption of the Drs. in accordance with subsection 4(h) or (z) a redemption in accordance with the terms of the Drs.

     (h) The Company will comply with each of the covenants set forth in the Underwriting Agreement.

     (i) In connection with the remarketing, the Company will endeavor to qualify the Drs. for offer and sale under the Securities or Blue Sky laws of such jurisdictions as the Remarketing Dealer shall reasonably request and to continue such qualifications in effect so long as reasonably required for the remarketing of the Drs.; provided, that the Company shall not be required to file a general consent to service of process in any jurisdiction or to make any undertaking with respect to the conduct of business; or provide any undertaking or make any change in its charter or by-laws that the Board of Directors of the Company reasonably determines to be contrary to the best interests of the Company and its stockholders; the Company will pay all expenses in connection with such qualification, including the reasonable fees and disbursements of counsel for any dealers participating in the remarketing in connection with such qualification and in connection with blue sky and legal investment surveys.

     (j) During the five Business Day period ending on the Remarketing Date, the Company will not, without the consent of the Remarketing Dealer, offer, sell or contract to sell, or otherwise dispose of, directly or indirectly, or announce the offering of, any debt securities.

     SECTION 4. Appointment and Obligations of the Remarketing Dealer. (a) Unless this Agreement is otherwise terminated in accordance with Section 10 hereof, in accordance with the terms, but subject to the conditions, of this Agreement, the Company hereby appoints JPMSI, and JPMSI hereby accepts such appointment, as the exclusive Remarketing Dealer with respect to the Drs., subject to (i) the repurchase of the Drs. in accordance with subsection 4(g),
(ii) the redemption of the Drs. in accordance with subsection 4(h) hereof and
(iii) the optional redemption of the Drs. by the Company in accordance with the terms of the Drs.

     (b) The obligations of the Remarketing Dealer hereunder to purchase the tendered Drs. on the Remarketing Date, to determine the Interest Rate to Maturity pursuant to subsection 4(d) and to remarket the Drs. are conditioned on:

          (i) the issuance and delivery of such Drs. pursuant to the terms and conditions of the Underwriting Agreement;

          (ii) the Remarketing Dealer's election on the Notification Date to purchase the Drs. for remarketing on the Remarketing Date and

          (iii) the fact that the conditions set forth in Section 8 hereof shall have been fully and completely met to the satisfaction of the Remarketing Dealer.

     (c) On a Business Day not later than five Business Days prior to the Remarketing Date (the "Notification Date"), the Remarketing Dealer will notify the Company and the Trustee as to whether it elects to purchase the Drs. on the Remarketing Date. If, and only if, the Remarketing Dealer so elects, the Drs. shall be subject to mandatory tender to the Remarketing Dealer for purchase and remarketing on the Remarketing Date, upon the terms and subject to the conditions described herein. The purchase price of the Drs. shall be equal to 100% of the principal amount thereof.

     (d) The Remarketing Dealer shall determine a new stated interest rate on the Drs. as of the Remarketing Date (the "Interest Rate to Maturity") on the third Business Day immediately preceding the Remarketing Date (the "Determination Date") by soliciting by 3:30 p.m., New York City time, the Reference Corporate Dealers (defined below) for firm, committed bids to purchase all outstanding Drs. at the Dollar Price (defined below), and by selecting the lowest such firm, committed bid (regardless of whether each of the Reference Corporate Dealers actually submit bids). Each bid shall be expressed in terms of the Interest Rate to Maturity that the Drs. would bear (quoted as a spread over 5.657% per annum (the "Base Rate")) based on the following assumptions:

          (i) the Drs. would be sold to such Reference Corporate Dealer on the Remarketing Date for settlement on the same day;

          (ii) the Drs. would mature on the Stated Maturity Date;

          (iii) the Drs. would bear interest from the Remarketing Date at a stated rate equal to the Interest Rate to Maturity bid by such Reference Corporate Dealer, payable semi-annually on the interest payment dates for the Drs. and

          (iv) the winning bidder will bear all of its own expenses (including legal fees) in connection with the remarketing.

     The Interest Rate to Maturity announced by the Remarketing Dealer as a result of such process will be quoted to the nearest one hundred-thousandth (0.00001) of one percent per annum and, absent manifest error, will be binding and conclusive upon holders of the Drs., the Company and the Trustee. Subject only to subsection (e), below, the Remarketing Dealer shall have the discretion to select the time at which the Interest Rate to Maturity is determined on the Determination Date.

     The Remarketing Dealer shall have the right in its sole discretion to either (i) remarket the Drs. for its own account or (ii) sell the Drs. to the Reference Corporate Dealer submitting the lowest firm, committed, bid pursuant to subsection 4(d). If two or more Reference Corporate Dealers submit equivalent bids which constitute the lowest firm, committed bid, the Remarketing Dealer may in its sole discretion elect to sell the Drs. to any such Reference Corporate Dealer.

     "Dollar Price" means the discounted present value to the Remarketing Date of the cash flows on a bond (x) with a principal amount equal to the aggregate principal amount of the Drs., (y) maturing on the Stated Maturity Date and (z) bearing interest from the Remarketing Date, payable semi-annually (assuming a 360-day year consisting of twelve 30-day months) on the interest payment dates of the Drs. at a rate equal to the Base Rate, using a discount rate equal to the Treasury Rate (defined below).

     "Reference Corporate Dealer" means J.P. Morgan Securities Inc. and four other leading dealers of publicly-traded debt securities of the Company to be chosen by the Company and approved by the Remarketing Dealer. If any of such persons shall cease to be a leading dealer of publicly-traded debt securities of the Company, then the Remarketing Dealer may replace such person with any other leading dealer of publicly-traded debt securities of the Company.

     "Treasury Rate" means the annual rate equal to the semi-annual equivalent yield to maturity or interpolated (on a 30/360 day count basis) yield to maturity on the Determination Date of the Comparable Treasury Issue (defined below) for value on the Remarketing Date, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price (as defined below).

     "Comparable Treasury Issue" means the United States Treasury security selected by the Remarketing Dealer as having an actual or interpolated maturity on the Determination Date comparable to the remaining term of the Drs.

     "Comparable Treasury Price" means (a) the offer price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) on the Determination Date, as set forth on Telerate Page 500 (as defined below), adjusted to reflect settlement on the Remarketing Date if prices quoted on Telerate Page 500 are for settlement on any date other than the Remarketing Date, or (b) if such page (or any successor page) is not displayed or does not contain such offer prices on such Business Day, (i) the average of five Reference Treasury Dealer Quotations for such Remarketing Date, excluding the highest and lowest of such Reference Treasury Dealer Quotations (unless there is more than one highest or lowest quotation, in which case only one such highest and/or lowest quotation shall be excluded), or (ii) if the Remarketing Dealer obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such Reference Treasury Dealer Quotations. "Telerate Page 500" means the display designated as "Telerate Page 500" on Dow Jones Markets Limited (or such other page as may replace Telerate Page 500 on such service) or such other service displaying the offer prices specified in (a) above as may replace Dow Jones Markets Limited. "Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer, the offer price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) for settlement on the Remarketing Date, quoted in writing to the Remarketing Dealer by such Reference Treasury Dealer by 3:30 p.m. on the Determination Date. The Remarketing Dealer shall have the discretion to select the time at which the Comparable Treasury Price is determined on the Determination Date.

     "Reference Treasury Dealer" means a primary U.S. Government securities dealer in The City of New York (which may include the Remarketing Dealer) selected by the Remarketing Dealer.

     (e) If the Remarketing Dealer has elected to remarket the Drs. as provided in subsections 4(c) and 4(d) then it shall notify the Company, the Trustee and The Depository Trust Company ("DTC") by telephone, confirmed in writing (which may include facsimile or other electronic transmission), by 5:00 p.m., New York City time, on the Determination Date of the Interest Rate to Maturity applicable to the Drs. effective from and including the Remarketing Date; provided that if the Dollar Price is being determined by the Remarketing Dealer because the Company has elected to exercise its option described in clause (i) of subsection 4(h), the Dollar Price shall be determined by the Remarketing Dealer and communicated to the Company by no later than 10:00 a.m. on the Determination Date.

     (f) If the Drs. are remarketed as provided herein then, subject to Section 8 hereof, the Remarketing Dealer will make, or cause the Trustee to make, payment to DTC by the close of business on the Remarketing Date against delivery through DTC of the tendered Drs., of the purchase price for all of the tendered Drs. The purchase price of the tendered Drs. will be equal to 100% of the principal amount thereof and shall be paid in immediately available funds.

     (g) If the Remarketing Dealer (i) does not elect to purchase the Drs. for remarketing pursuant to subsection 4(c); (ii) shall not have received by the required time on the Determination Date any firm, committed bids to purchase all of the Drs. pursuant to subsection 4(d); or (iii) for any reason does not purchase all of the Drs. on the Remarketing Date, then the Company shall provide to DTC funds sufficient to repurchase on the Remarketing Date any Drs. that have not been purchased by the Remarketing Dealer at a price equal to 100% of the principal amount of such Drs. plus all accrued interest, if any, on such Drs. to (but excluding) the Remarketing Date.

     (h) If the Remarketing Dealer has elected to remarket the Drs. on the Remarketing Date in accordance with subsection 4(c) hereof, the Company may irrevocably elect to exercise its right to redeem the Drs., in whole but not in part, from the Remarketing Dealer on the Remarketing Date at the greater of (x) 100% of the aggregate principal amount of the Drs. and (y) the Dollar Price, by giving written notice of such election to the Remarketing Dealer no later than

          (i) the Business Day immediately prior to the Determination Date or

          (ii) if fewer than three Reference Corporate Dealers submit firm, committed bids in accordance with subsection 4(d) hereof, immediately after the deadline set by the Remarketing Dealer for receiving such bids has passed.

     In either such case, the Company shall pay such redemption price for the Drs. in same-day funds by wire transfer on the Remarketing Date to an account designated by the Remarketing Dealer.

     If the Company exercises its right to redeem the Drs. pursuant to clause
(ii) above, it shall promptly reimburse the Remarketing Dealer for any and all expenses (including any and all hedge losses) incurred by the Remarketing Dealer in connection with its having to break associated hedging transactions to enable the Company to exercise such redemption right. If any such broken hedges result in a profit to the Remarketing Dealer, the Remarketing Dealer shall promptly pay such profit over to the Company. The amount of any hedge losses or profits shall be determined solely by the Remarketing Dealer, on a reasonable basis.

     (i) In accordance with the terms and provisions of the Drs., the tender and settlement procedures set forth in this Section 4, shall be subject to modification without the consent of the holders of the Drs., to the extent required by DTC or, if the book-entry system is no longer available for the Drs. at the time of the remarketing, to the extent required to facilitate the tendering and remarketing of Drs. in certificated form. In addition, the Remarketing Dealer may, without the consent of the holders of the Drs., modify the settlement procedures set forth in the Indenture and/or the Drs. in order to facilitate the settlement process.

     (j) In accordance with the terms and provisions of the Drs., the Company hereby (i) agrees that at all times, it will use its best efforts to maintain the Drs. in book-entry form with DTC or any successor thereto and to appoint a successor depository to the extent necessary to maintain the Drs. in book-entry form and (ii) waives any discretionary right it otherwise may have under the Indenture to cause the Drs. to be issued in certificated form.

     SECTION 5. Fees and Expenses. Subject to Section 10 of this Agreement, the Remarketing Dealer will not receive any fees or reimbursement of expenses from the Company for its remarketing services set forth herein.

     SECTION 6. Resignation of the Remarketing Dealer. The Remarketing Dealer may resign and be discharged from its duties and obligations hereunder at any time prior to giving notice of an election to remarket, such resignation to be effective ten Business Days after delivery of a written notice to the Company and the Trustee of such resignation. The Remarketing Dealer also may resign and be discharged from its duties and obligations hereunder at any time, such resignation to be effective immediately, upon termination of this Agreement in accordance with subsection 10(b) hereof. The Company shall have the right, but not the obligation, to appoint a successor Remarketing Dealer.

     SECTION 7. Dealing in the Drs.; Purchase of Drs. by the Company. (a) JPMSI, when acting as the Remarketing Dealer or in its individual or any other capacity, may, to the extent permitted by law, buy, sell, hold and deal in any of the Drs. JPMSI, as holder or beneficial owner of the Drs., may exercise any vote or join as a holder or beneficial owner, as the case may be, in any action which any holder or beneficial owner of Drs. may be entitled to exercise or take pursuant to the Indenture with like effect as if it did not act in any capacity hereunder. The Remarketing Dealer, in its capacity either as principal or agent, may also engage in or have an interest in any financial or other transaction with the Company as freely as if it did not act in any capacity hereunder.

     (b) The Company may purchase Drs. in the remarketing, provided that the Interest Rate to Maturity established with respect to Drs. in the remarketing is not different from the Interest Rate to Maturity that would have been established if the Company had not purchased such Drs.

     SECTION 8. Conditions to Remarketing Dealer's Obligations. The obligations of the Remarketing Dealer to purchase the Drs. on the Remarketing Date in accordance with the provisions of this Agreement, to determine the Interest Rate to Maturity pursuant to subsection 4(d), and to remarket the Drs. have been undertaken in reliance on, and are subject to, the following:

     (a) the due performance in all material respects by the Company of its obligations and agreements as set forth in this Agreement and the accuracy of the representations and warranties in this Agreement and any certificate delivered pursuant hereto;

     (b) the due performance in all material respects by the Company of its obligations and agreements set forth in, and the accuracy in all material respects as of the dates specified therein of the representations and warranties contained in, the Underwriting Agreement;

     (c) none of the following events shall have occurred at any time on or prior to the Remarketing Date:

          (i) an Event of Default (as defined in the Indenture), or any event which, with the giving of notice or passage of time, or both, would constitute an Event of Default thereunder, with respect to the Drs. shall have occurred and be continuing;

          (ii) an Event of Default (as defined in the ISDA Master Agreement dated as of February 3, 1998 (the "Master Agreement") between Morgan Guaranty Trust Company of New York and the Company), shall have occurred and be continuing under the Master Agreement (if the Master Agreement shall have terminated, then this provision shall continue to have effect as if such agreement were still in force and effect); or

          (iii) without the prior written consent of the Remarketing Dealer, the Indenture (including the Drs.) shall have been amended in any manner, or otherwise contain any provision not contained therein as of the date hereof, that in either case in the judgment of the Remarketing Dealer materially changes the nature of the Drs. or the remarketing procedures;

     (d) none of the following events shall have occurred after the Remarketing Dealer elects on the Notification Date to purchase the Drs.:

          (i) there shall have occurred on or after the Determination Date any downgrading, or any notice shall have been given of (A) any downgrading,
     (B) any intended or potential downgrading or (C) any review or possible change that does not indicate the direction of the possible change, in the rating accorded any debt securities of or guaranteed by the Company by any "nationally recognized statistical rating organization," as such term is defined for purposes of Rule 436(g)(2) under the Securities Act;

          (ii) trading of any securities of or guaranteed by the Company shall have been suspended on any exchange or in any over-the-counter market;

          (iii) a material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, business, prospects, management, financial position, stockholders' equity or results of operations of the Company and its subsidiaries, taken as a whole, in each case otherwise than as set forth or contemplated in the Prospectus, the effect of which is such as to make it, in the judgment of the Remarketing Dealer, impracticable or inadvisable to remarket the Drs.;

          (iv) if a prospectus is required under the Securities Act to be delivered in connection with the remarketing of the Drs., the Company shall have failed to furnish to the Remarketing Dealer on the Remarketing Date the officers' certificate, opinion and comfort letter referred to in subsection 3(f) of this Agreement and such other documents and opinions as counsel for the Remarketing Dealer may reasonably require for the purpose of enabling such counsel to pass upon the sale of Drs. in the remarketing as herein contemplated and related proceedings, or in order to evidence the accuracy and completeness of any of the representations and warranties, or the fulfillment of any of the conditions, herein contained;

          (v) trading generally shall have been suspended or materially limited on or by, as the case may be, any of the New York Stock Exchange, the American Stock Exchange or the National Association of Securities Dealers, Inc.; or a general moratorium on commercial banking activities in New York shall have been declared by either Federal or New York State authorities;

          (vi) there shall have occurred any outbreak or escalation of hostilities or any change in financial markets or any calamity or crisis that, in the judgment of the Remarketing Dealer, is material and adverse and which, in the judgment of the Remarketing Dealer, makes it impracticable to remarket the Drs. or to enforce contracts for the sale of the Drs.;

          (vii) the Treasury Rate used to determine the Dollar Price on the Determination Date exceeds the Base Rate; or

          (viii) the Remarketing Dealer shall not have received by the required time on the Determination Date any firm, committed bids to purchase all of the Drs. in accordance with subsection 4(d) hereof; and

     (e) the Remarketing Dealer shall have received (as soon as practicable following notification by the Remarketing Dealer to the Company on the Notification Date of its election to purchase the Drs. and in any event prior to the Determina-tion Date) a certificate of any of the Chief Financial Officer, the Treasurer, any Assistant Treasurer, or the Controller of the Company, satisfactory to the Remarketing Dealer, dated as of the Notification Date, to the following effect:

          (i) the Company has, prior to the Remarketing Dealer's election on the Notification Date to remarket the Drs., provided the Remarketing Dealer with notice of all events as required under subsection 3(a) of this Agreement;

          (ii) the representations and warranties in this Agreement are true and correct in all material respects at and as of the Notification Date; and

          (iii) the Company has complied with all agreements and satisfied all conditions on its part to be performed or satisfied at or prior to the Notification Date; and

     (f) the Remarketing Dealer shall have received on the Remarketing Date a certificate of any of the Chief Financial Officer, the Treasurer, any Assistant Treasurer, or the Controller of the Company, satisfactory to the Remarketing Dealer, dated as of the Remarketing Date, to the following effect:

          (i) the representations and warranties in this Agreement are true and correct in all material respects on and as of the Remarketing Date as if made on and as of the Remarketing Date;

          (ii) the Company has complied in all material respects with all agreements and all conditions on its part to be performed or satisfied at or prior to the Remarketing Date;

          (iii) no material adverse change, or any development involving a prospective material adverse change, in or affecting the general affairs, business prospects, management, financial position, stockholders' equity or results of operations of the Company and its subsidiaries, taken as a whole, shall have occurred since the date of the most recent financial statements of the Company filed with the Commission; and

          (iv) the conditions specified in clauses (i) through (iii) in subsection 8(c) and clauses (i) and (ii) in subsection 8(d) of this Agreement have been satisfied.

     SECTION 9. Indemnification. (a) The Company agrees to indemnify and hold harmless the Remarketing Dealer and each person, if any, who controls the Remarketing Dealer within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any and all losses, claims, damages and liabilities (including, without limitation, the reasonable legal fees and other expenses incurred in connection with any suit, action or proceeding or any claim asserted):

          (i) arising out of the failure to have an effective registration statement under the Securities Act relating to the Drs., if required, or the failure to satisfy the prospectus delivery requirements of the Securities Act because the Company failed to provide the Remarketing Dealer with a prospectus for delivery;

          (ii) caused by any untrue statement or alleged untrue statement of a material fact contained in any of the Remarketing Materials or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any untrue statement or omission or alleged untrue statement or omission made in reliance upon and in conformity with information relating to the Remarketing Dealer furnished to the Company in writing by the Remarketing Dealer expressly for use therein; or

          (iii) the acts or omissions of the Remarketing Dealer in connection with its duties and obligations under subsections 4(c) through 4(e), except to the extent finally judicially determined to be due primarily to its gross negligence or willful misconduct.

     (b) The Remarketing Dealer agrees to indemnify and hold harmless the Company, its directors and its officers and each person who controls the Company within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act, to the same extent as the foregoing indemnity from the Company to the Remarketing Dealer in subsection 9(a)(ii) of this Agreement, but only with reference to information relating to such Remarketing Dealer furnished to the Company in writing by such Remarketing Dealer expressly for use in any of the Remarketing Materials.

     (c) If any suit, action, proceeding (including any governmental or regulatory investigation), claim or demand shall be brought or asserted against any person in respect of which indemnity may be sought pursuant to either of the two preceding paragraphs, such person (the "Indemnified Person") shall promptly notify the person against whom such indemnity may be sought (the "Indemnifying Person") in writing, and the Indemnifying Person, upon request of the Indemnified Person, shall retain counsel reasonably satisfactory to the Indemnified Person to represent the Indemnified Person and any others the Indemnifying Person may designate in such proceeding and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, any Indemnified Person shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Person unless

          (i) the Indemnifying Person and the Indemnified Person shall have mutually agreed to the contrary,

          (ii) the Indemnifying Person has failed within a reasonable time to retain counsel reasonably satisfactory to the Indemnified Person or

          (iii) the named parties in any such proceeding (including any impleaded parties) include both the Indemnifying Person and the Indemnified Person and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them.

It is understood that the Indemnifying Person shall not, in connection with any proceeding or related proceeding in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all Indemnified Persons, and that all such fees and expenses shall be reimbursed as they are incurred. Any such separate firm for the Remarketing Dealer and its directors and officers shall be designated in writing by it and any such separate firm for the Company, its directors and its officers who sign the Registration Statement and such control persons of the Company or authorized representatives shall be designated in writing by the Company. The Indemnifying Person shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the Indemnifying Person agrees to indemnify any Indemnified Person from and against any loss or liability by reason of such settlement or judgment.

     (d) Notwithstanding the foregoing subsection (c), if at any time an Indemnified Person shall have requested an Indemnifying Person to reimburse the Indemnified Person for fees and expenses of counsel as contemplated by such subsection (c), the Indemnifying Person agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement is entered into more than 60 days after receipt by such Indemnifying Person of the aforesaid request, (ii) such Indemnifying Person shall not have reimbursed the Indemnified Person in accordance with such request prior to the date of such settlement and (iii) such Indemnified Person shall not have received notice in writing that such Indemnifying Person is contesting such request with specificity and in good faith. No Indemnifying Person shall, without the prior written consent of the Indemnified Person, effect any settlement of any pending or threatened proceeding in respect of which any Indemnified Person is or could have been a party and indemnity could have been sought hereunder by such Indemnified Person, unless such settlement includes an unconditional release of such Indemnified Person from all liability on claims that are the subject matter of such proceeding.

     (e) If the indemnification provided for in subsections 9(a) and 9(b) is unavailable to an Indemnified Person or insufficient in respect of any losses, claims, damages or liabilities referred to, then each Indemnifying Person, in lieu of indemnifying such Indemnified Person thereunder, shall contribute to the amount paid or payable by such Indemnified Person as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by the Company, on the one hand, and the Remarketing Dealer, on the other hand, from the remarketing of the Drs. or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Company, on the one hand, and the Remarketing Dealer, on the other, in connection with the statements or omissions that resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by the Company, on the one hand, and the Remarketing Dealer, on the other, shall be deemed to be in the same respective proportions as the aggregate principal amount of the Drs. bears to the amount, if any, by which the price at which the Drs. are sold by the Remarketing Dealer in the remarketing exceeds the price paid by the Remarketing Dealer for the Drs. tendered on the Remarketing Date. The relative fault of the Company, on the one hand, and the Remarketing Dealer, on the other, shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by the Company or by the Remarketing Dealer and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

     (f) The Company and the Remarketing Dealer agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Person as a result of the losses, claims, damages and liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses incurred by such Indemnified Person in connection with investigating or defending any such action or claim.

     (g) Notwithstanding the provisions of this Section 9, in no event shall the Remarketing Dealer be required to contribute any amount in excess of the amount by which the total price at which the Drs. remarketed by it and distributed to the public were offered to the public exceeds the amount of any damages that such Remarketing Dealer has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. The remedies provided for in this Section 9 are not exclusive and shall not limit any rights or remedies which may otherwise be available to any indemnified party at law or in equity.

     (h) The indemnity and contribution agreements contained in this Section 9 and the representations and warranties of the Company set forth in this Agreement shall remain operative and in full force and effect regardless of (i) any termination of this Agreement and (ii) any investigation made by or on behalf of the Remarketing Dealer or any person controlling the Remarketing Dealer or by or on behalf of the Company, its officers or directors or any other person controlling the Company.

     SECTION 10. Termination of Remarketing Agreement. (a) This Agreement shall terminate as to the Remarketing Dealer on the earliest of

          (i) the effective date of the resignation of the Remarketing Dealer pursuant to Section 6;

          (ii) the date of the occurrence of any of the events described in clauses (i) through (iii) of subsection 4(g);

          (iii) the date the Company gives notice of its intention to redeem all of the outstanding Drs. in accordance with subsection 4(h); or

          (iv) the optional redemption of all of the outstanding Drs. by the Company in accordance with the terms thereof.

     (b) In addition, the Remarketing Dealer may terminate all of its obligations under this Agreement immediately by notifying the Company and the Trustee of its election to do so, at any time on or before the Remarketing Date, if:

          (i) any of the conditions referred to or set forth in Section 8 hereof have not been met or satisfied in full or if any of the events set forth in subsection 8(c) or 8(d) shall have occurred;

          (ii) the Remarketing Dealer determines, in its sole discretion, after consultation with the Company, that there is material, non-public information about the Company that is not available to the Remarketing Dealer which is necessary for it to fulfill its obligations under this Agreement.

     (c) If this Agreement is terminated pursuant to this Section 10, such termination shall be without liability of any party to any other party, except that, in the case of a termination resulting from a failure to satisfy the conditions set forth in subsections 8(a) or 8(b) or the occurrence of any of the events set forth in subsection 8(c) or any of clauses (i) through (iv) of subsection 8(d), the Company shall reimburse the Remarketing Dealer for all of its reasonable out-of-pocket expenses, including the reasonable fees and disbursements of counsel for the Remarketing Dealer. Section 9 and subsections 4(h), 10(c) and 10(d) shall survive such termination and remain in full force and effect.

     (d) Upon:

          (i) the termination of this Agreement pursuant to subsection 10(b) (except as a result of an event described in subsection 8(d)(vii));

          (ii) a repurchase by the Company of any Drs. due to a failure by the holder thereof to deliver the Drs. to the Remarketing Dealer against payment therefor in connection with a mandatory tender; or

          (iii) the optional redemption by the Company of Drs. in accordance with the terms thereof,

then, upon the request of the Remarketing Dealer, the Company shall pay to the Remarketing Dealer, in same-day funds by wire transfer to an account designated by the Remarketing Dealer, the Call Price (as defined below). The Call Price shall be paid as soon as practicable after the Remarketing Dealer has determined the Call Price and notified the Company of the Call Price, but in any case no later than the Remarketing Date.

     "Call Price" means the fair market value of the embedded interest rate option implicit in the Remarketing Dealer's right to purchase and remarket, pursuant to this Agreement, the Drs. not purchased by the Remarketing Dealer. The Call Price in respect of any Drs. not purchased (because of the redemption of such Drs. by the Company or otherwise) (such Drs., excluding any Drs. previously redeemed and in respect of which a Call Price was already derived by a previous application of this subsection (e), the "Unpurchased Drs.") by the Remarketing Dealer shall equal:

          (i) if the Remarketing Dealer's request for a Call Price payment is made on or after the Determination Date, an amount (if positive) equal to
     (A) the Dollar Price multiplied by a fraction the numerator of which is the principal amount of the Unpurchased Drs. and the denominator of which is the aggregate principal amount of the Drs. originally issued less (B) the principal amount of the Unpurchased Drs.; and

          (ii) if the Remarketing Dealer's request for a Call Price payment is made prior to the Determination Date, the Commercially Reasonable Option Value (as defined below) on the date of such request.

     "Commercially Reasonable Option Value" means, on any date, the amount determined by the Remarketing Dealer on such date under Section 6(e) of the Master Agreement on a "Market Quotation" basis in respect of the embedded interest rate option implicit in the Remarketing Dealer's option to purchase, at 100% of the aggregate principal value thereof, the Unpurchased Drs. as if a "Termination Event" had occurred on such date under such interest rate option with respect to the Company under the Master Agreement and the Company was the "Affected Party". The determination of the Commercially Reasonable Option Value shall be made using the provisions of the Master Agreement regardless of any termination of the Master Agreement.

     The Remarketing Dealer shall promptly notify the Company of the Call Price by telephone, confirmed in writing (which may include facsimile or other electronic transmission). The Call Price, absent manifest error, shall be binding and conclusive upon the parties hereto.

     (e) This Agreement shall not be subject to termination by the Company.

     SECTION 11. Remarketing Dealer's Performance; Duty of Care. The duties and obligations of the Remarketing Dealer shall be determined solely by the express provisions of this Agreement and the Indenture. No implied covenants or obligations of or against the Remarketing Dealer shall be read into this Agreement or the Indenture. In the absence of bad faith on the part of the Remarketing Dealer, the Remarketing Dealer may conclusively rely upon any document furnished to it, which purports to conform to the requirements of this Agreement and the Indenture, as to the truth of the statements expressed in any of such documents. The Remarketing Dealer shall be protected in acting upon any document or communication reasonably believed by it to have been signed, presented or made by the proper party or parties. The Remarketing Dealer shall incur no liability to the Company or to any beneficial owner or holder of Drs. in its individual capacity or as Remarketing Dealer for any action or failure to act in connection with the remarketing or otherwise, except as a result of gross negligence or willful misconduct on its part.

     SECTION 12. Governing Law. This agreement shall be governed by and construed in accordance with the laws of the State of New York, without giving effect to the conflicts of laws provisions thereof.

     SECTION 13. Term of Agreement. Unless otherwise terminated in accordance with the provisions hereof, this Agreement shall remain in full force and effect from the date hereof until the earlier of the first day thereafter on which no Drs. are outstanding or the completion of the remarketing of the Drs.

     Regardless of any termination of this Agreement pursuant to any of the provisions hereof, the obligations of each of the parties pursuant to Section 9 and of the Company pursuant to subsections 4(h), 10(c) and 10(d) hereof shall remain operative and in full force and effect until fully satisfied.

     SECTION 14. Successors and Assigns. The rights and obligations of the Company hereunder may not be assigned or delegated to any other person without the prior written consent of the Remarketing Dealer. The rights and obligations of the Remarketing Dealer hereunder may not be assigned or delegated to any other person (other than an affiliate of the Remarketing Dealer) without the prior written consent of the Company. This Agreement shall inure to the benefit of and be binding upon the Company and the Remarketing Dealer and their respective successors and assigns, and will not confer any benefit upon any other person, partnership, association or corporation other than persons, if any, controlling the Remarketing Dealer within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act or any other indemnified party to the extent provided in Section 9 hereof. The terms "successors" and "assigns" shall not include any purchaser of any Drs. merely because of such purchase.

     SECTION 15. Headings. Section headings have been inserted in this Agreement as a matter of convenience of reference only, and it is agreed that such section headings are not a part of this Agreement and will not be used in the interpretation of any provisions of this Agreement.

     SECTION 16. Severability. If any provision of this Agreement shall be held or deemed to be or shall, in fact, be invalid, inoperative or unenforceable as applied in any particular case in any or all jurisdictions because it conflicts with any provision of any constitution, statute, rule or public policy or for any other reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case, circumstance or jurisdiction, or of rendering any other provision or provisions of this Agreement invalid, inoperative or unenforceable to any extent whatsoever.

     SECTION 17. Counterparts. This Agreement may be executed in several counterparts, each of which shall be regarded as an original and all of which shall constitute one and the same document.

     SECTION 18. Amendments; Waivers. This Agreement may be amended or portions thereof may be waived by any instrument in writing signed by each of the parties hereto so long as this Agreement as amended or the provisions as so waived are not inconsistent with the Indenture in effect as of the date of any such amendment or waiver.

     SECTION 19. Notices. Unless otherwise specified, any notices, requests, consents or other communications given or made hereunder or pursuant hereto shall be made in writing (which may include facsimile or other electronic transmission) and shall be deemed to have been validly given or made when delivered or, if earlier, three days after it was mailed, registered or certified mail, return receipt requested and postage prepaid, addressed as follows:

          (a)  to the Company:

                TriNet Corporate Realty Trust, Inc.
                Four Embarcadero Center, Suite 3150
                San Francisco, CA 94111
                Attention: A. William Stein, Executive Vice President
                             and Chief Financial Officer
                Geoff Dugan, Vice President and
                                          General Counsel
                Facsimile No.: 415-391-6259

          (b)  to JPMSI:

                J.P. Morgan Securities Inc.
                60 Wall Street
                New York, New York 10260
                Attention:  Syndicate Department
                Facsimile No.:  (212) 648-5909

or to such other address as the Company or the Remarketing Dealer shall specify in writing.

     IN WITNESS WHEREOF, each of the Company and the Remarketing Dealer has caused this Remarketing Agreement to be executed in its name and on its behalf by one of its duly authorized officers as of the date first above written.

                           TRINET CORPORATE REALTY
                             TRUST, INC.


                           By  /s/ Elisa F. Di Tommaso
                               -----------------------------------
                               Name:  Elisa F. Di Tommaso
                               Title: Vice President and Treasurer


                           J.P. MORGAN SECURITIES INC.


                           By  /s/ Patricia P. Lunka
                               -----------------------------------
                               Name:  Patricia P. Lunka
                               Title: Vice President